Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
(210) 828-7689
Lisa Elliott /lelliott@drg-e.com
Anne Pearson /apearson@drg-e.com
DRG&E / (713) 529-6600

Pioneer Drilling Announces Closing of

$250 Million Offering of 9.875% Senior Notes Due 2018

SAN ANTONIO, Texas, March 11, 2010 – Pioneer Drilling Company (NYSE Amex: PDC) today announced that it has closed its previously announced private offering of $250 million of 9.875% Senior Unsecured Notes due 2018. Certain of Pioneer’s existing and future domestic subsidiaries fully and unconditionally guaranteed the notes. Pioneer intends to use the net proceeds of the offering to repay a portion of the amount outstanding under its senior secured revolving credit facility.

The notes were offered and sold inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the use of the net proceeds therefrom. These risks and uncertainties include among other things, the stability of the capital markets, other market conditions, customary closing conditions, and other factors and uncertainties inherent in providing contract drilling and production services discussed in Pioneer’s filings with the U.S. Securities and Exchange Commission. Pioneer disclaims any obligation to update publicly its forward-looking statement, whether as a result of new information, future events or otherwise.

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